EXHIBIT 99.1

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John S. Weatherly, CFO 1-800-451-1294

FOR IMMEDIATE RELEASE

     Callon Petroleum Company Reports Record Results
     For Second Quarter, First Six Months of 2004

     Natchez, MS (August 9, 2004)—Callon Petroleum Company (NYSE: CPE/CPE.PrA) today reported record results of operations for both the quarter and the six-month period ended June 30, 2004. The results were attributable to strong prices realized for crude oil and natural gas, and substantial increases in production when compared to the same periods last year.

     Results for the three-month period ended June 30, 2004 include an increase in net income to $9.7 million, or $0.58 per diluted share. This compares to a net loss of $647,000, or $0.07 per share on a diluted basis, for the same period in 2003.

     Operating results for the three-month period ended June 30, 2004 include oil and gas sales of $37.6 million from average production of 73 million cubic feet of natural gas equivalent per day (MMcfe/d). This corresponds to sales of $18.4 million from average daily production of 38 MMcfe/d during the same period in 2003. The average price received per thousand cubic feet of natural gas in the second quarter of 2004 increased to $6.28 compared to $5.44 during the second three months in 2003, while the average price received per barrel of oil in the second quarter of 2004 increased to $30.03 compared to $26.59 during the same period a year earlier.

     For the six months ended June 30, 2004, the company reported an increase in net income to $11.8 million, or $0.75 per diluted share. This compares to a net income of $735,000, or $0.00 per share on a diluted basis, for the same period in 2003.

     Operating results for the six-month period ended June 30, 2004 include oil and gas sales of $69.5 million from average production of 68 million cubic feet of natural gas equivalent per day (MMcfe/d). This corresponds to sales of $39.7 million from average daily production of 39 MMcfe/d during the same period in 2003. The average price received per thousand cubic feet of natural gas for the six-month period ended June 30, 2004 increased to $6.11 compared to $5.62 during the first six months in 2003, while the average price received per barrel of oil increased to $30.32 compared to $28.93 during the same period a year earlier.

     For the three months ended June 30, 2004, discretionary cash flow totaled $25.6 million compared to $9.1 million during the second three months of the previous year. Net cash flow provided by operating activities, as defined by GAAP, totaled $21.9 million and $12.9 million during the three-month period ended June 30, 2004 and 2003, respectively. (See “Non-GAAP Financial Measure” that follows and the accompanying reconciliation of discretionary cash flow to net cash flow provided by operating activities.)

     For the six months ended June 30, 2004, discretionary cash flow totaled $43.5 million compared to $21.3 million during the first six months of the previous year. Net cash flow provided by operating activities, as defined by GAAP, totaled $39.8 million and $23.9 million during the six-month period ended June 30, 2004 and 2003, respectively. (See “Non-GAAP Financial Measure” that follows and the accompanying reconciliation of discretionary cash flow to net cash flow provided by operating activities.)

     Non-GAAP Financial Measure - This news release refers to a non-GAAP financial measure as “discretionary cash flow.” Callon believes this measure is a financial indicator of the company’s ability to fund capital expenditures and service debt. Callon also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income as defined by GAAP.

Reconciliation Non-GAAP Financial Measure:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands)	2004	2003	2004	2003
Discretionary cash flow	$25,625	$9,118	$43,524	$21,271
Net working capital changes and other changes	(3,764)	3,783	(3,760)	2,602

Net cash flow provided by operating activities	$21,861	$12,901	$39,764	$23,873

Consolidated Condensed Balance Sheets:

	June 30,	December 31,
(In thousands)	2004	2003
	(Unaudited)
Cash and cash equivalents	$30,438	$8,700
Restricted cash	—	63,345
Oil and gas properties, net	396,567	390,163
All other assets	47,255	33,824

Total assets	$474,260	$496,032

Long-term debt excluding current maturities	$186,814	$214,885
All other liabilities	102,278	147,886
Stockholders’ equity	185,168	133,261

Total liabilities and stockholders’ equity	$474,260	$496,032

Production and Price Information:

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2004	2003	2004	2003
Production:
Oil (MBbls)	539	46	978	91
Gas (MMcf)	3,412	3,166	6,520	6,593
Gas equivalent (MMcfe)	6,648	3,441	12,390	7,138
Average daily (MMcfe)	73.1	37.8	68.1	39.4
Average prices:
Oil ($/Bbl)	$30.03	$26.59	$30.32	$28.93
Gas ($/Mcf)	$6.28	$5.44	$6.11	$5.62
Gas equivalent ($/Mcfe)	$5.66	$5.35	$5.61	$5.56

Callon Petroleum Company
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Operating revenues:
Oil and gas sales	$37,606	$18,409	$69,525	$39,677

Total operating revenues	37,606	18,409	69,525	39,677

Operating expenses:
Lease operating expenses	6,123	2,512	11,291	5,344
Depreciation, depletion and amortization	14,476	6,951	26,311	14,353
General and administrative	1,537	1,401	5,330	2,636
Accretion expense	914	727	1,730	1,442
Loss on mark-to-market commodity derivative contracts	13	396	89	534

Total operating expenses	23,063	11,987	44,751	24,309

Income from operations	14,543	6,422	24,774	15,368

Other (income) expenses:
Interest expense	5,436	7,490	11,327	14,671
Other income	(290)	(73)	(376)	(156)
Loss on early extinguishment of debt	—	—	2,472	—

Total other (income) expenses	5,146	7,417	13,423	14,515

Income (loss) before income taxes	9,397	(995)	11,351	853
Income tax expense (benefit)	—	(348)	—	299

Income (loss) before Medusa Spar LLC and cumulative effect of change in accounting principle	9,397	(647)	11,351	554
Income from Medusa Spar LLC, net of tax	333	—	481	—

Income (loss) before cumulative effect of change in accounting principle	9,730	(647)	11,832	554
Cumulative effect of change in accounting principle, net of tax	—	—	—	181

Net income (loss)	9,730	(647)	11,832	735
Preferred stock dividends	319	319	638	638

Net income (loss) available to common shares	$9,411	$(966)	$11,194	$97

Net income (loss) per common share:
Basic
Net income (loss) available to common before cumulative effect of change in accounting principle	$0.66	$(0.07)	$0.80	$(0.01)
Cumulative effect of change in accounting principle, net of tax	—	—	—	0.01

Net income (loss) available to common	$0.66	$(0.07)	$0.80	$0.00

Diluted
Net income (loss) available to common before cumulative effect of change in accounting principle	$0.58	$(0.07)	$0.75	$(0.01)
Cumulative effect of change in accounting principle, net of tax	—	—	—	0.01

Net income (loss) available to common	$0.58	$(0.07)	$0.75	$0.00

Shares used in computing net income:
Basic	14,251	13,640	14,035	13,620

Diluted	16,877	13,640	15,761	14,286

     Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties primarily in the Gulf Coast region. Callon’s properties and operations are geographically concentrated in the offshore waters of the Gulf of Mexico.

     This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include:

•	general economic conditions;

•	volatility of oil and natural gas prices;

•	uncertainty of estimates of oil and natural gas reserves;

•	impact of competition;

•	availability and cost of seismic, drilling and other equipment;

•	operating hazards inherent in the exploration for and production of oil and natural gas;

•	difficulties encountered during the exploration for and production of oil and natural gas;

•	difficulties encountered in delivering oil and natural gas to commercial markets;

•	changes in customer demand and producers’ supply;

•	uncertainty of our ability to attract capital;

•	compliance with, or the effect of changes in, the extensive governmental regulations regarding the oil and natural gas business;

•	actions of operators of our oil and gas properties;

•	weather conditions; and

•	the risk factors discussed in our filings with the Securities and Exchange Commission, including those in our Annual Report for the year ended December 31, 2003 on Form 10-K.

     The preceding estimates reflect our review of continuing operations only. These estimates do not take into account any material transactions such as sales of debt and equity securities, acquisitions or divestitures of assets, and formations of joint ventures. We continually review these types of transaction and may engage in one or more of these types of transactions without prior notice.

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